EMPLOYMENT AGREEMENT

AMENDED and RESTATED JUNE 1, 2018

This **EMPLOYMENT AGREEMENT** (the "Agreement") by and between Healthcare Solutions Holdings, Inc., a Delaware corporation, with its principal place of business located at 1409 S Lamar, Suite 237, Dallas, TX 75215 (the "Company"), and Jonathan Loutzenhiser, residing at 1409 S Lamar, Apartment 237, Dallas, TX 75215 (the "Executive") originally executed October 1, 2017 is now Amended and Restated as of June 1, 2018 (the "Effective Date"). The Company and Executive shall collectively be known as "the Parties" and individually, each shall be known as a "Party."

WHEREAS, the Company is a developing healthcare system, with Comprehensive Care Centers, Ambulatory Surgery Centers, Pharmacy Services, Laboratory Services, and a Physician Distribution Division; and

WHEREAS, the Company's vertical integration will capture revenue and margin that has historically been lost in the channel to sales, marketing, and third-party provider resulting in significantly stronger operating margins; and

WHEREAS, the Parties agree that the Executive will help formulate a strategy for building a brand and to establish the Company in targeted communities that are underserved: and

WHEREAS, the Company desires to appoint and employ the Executive, and Executive accepts such appointment and employment by the Company, on the terms, and subject to the conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and for other good and valuable consideration, the receipt, adequacy, and sufficiency of which are hereby acknowledged by each Party hereto, the Parties hereby agree as follows:

1. Employment of Executive.

1.1 Employment by the Company. The Company hereby agrees to employ Executive as its Vice President ("VP") and Executive hereby accepts such employment with the Company, as of the Effective Date conditioned above. Executive shall report to, and perform such duties and services for the Company, as may be designated from time to time, by the Executive Chairman of the Board of Directors of the Company (the "Chairman of the Board"). The Executive's services, duties, and responsibilities pursuant to this Agreement shall be performed on a full-time and exclusive basis, in a professional, diligent, and competent manner to the best of Executive's abilities. Executive shall not undertake any outside employment or outside business activity without the prior written consent of the Company; provided, however, that Executive shall be permitted to serve on the board of a charitable or other civic organizations so long as such services do not interfere with Executive's duties and obligations pursuant to this Agreement. Executive acknowledges that he shall be required to travel from time to time on business in connection with the performance of his duties hereunder. The Parties agree that Executive is not required to relocate from his current place of residence. The Executive agrees to abide by the terms of this Agreement.

2. Employment Period.

2.1 Term. Executive's employment under this Agreement shall commence as of the Effective Date, and shall continue for Five (5) years, and shall terminate on the Fifth anniversary thereof, unless terminated earlier pursuant to Section 4 (the "Initial Term"). Thereafter, the Parties shall exclusively negotiate in good faith, beginning not later than 60 days prior to the applicable expiration of the Initial Term, for renewal of the Initial Term, for an additional one-year period (the "Renewal Term"). Upon the expiration of the Renewal Term, the Company and Executive may agree to renew this Agreement for a term to be determined at the time of such expiration. Collectively, the Initial Term and the Renewal Term shall be known as either the "Term" or the "Employment Period."

3. Compensation, Bonus, Expenses and Equity Grants / Options and Benefits.

3.1 Salary. The Company shall pay Executive for services rendered during his employment under this Agreement, a base salary at the annual rate of One Million Two Hundred Thousand ($1,200,000.00) Dollars ("Base Salary"). Until such time as Company achieves quarterly Adjusted EBITDA of $900,000, 50% of the Base Salary shall be accrued. Such accrued portion of the Base Salary will be deemed payable upon the next-occurring pay date after such time as the Company has achieved quarterly Adjusted EBITDA of $900,000. For purposes herein, "Adjusted EBITDA" shall mean earnings before interest, taxes, depreciation and amortization, the components of which shall be calculated in accordance with generally accepted accounting principles and as such components traditionally appear on the Company's audited financial statements, excluding any and all expenses associated with (i) any share-based payment; (ii) any gain or loss related to derivative instruments; and (iii) any other non-cash expenses reasonably approved by the Board. Any and all modifications (increases or decreases) to Executive's Base Salary shall be determined by the Board of Directors, in its sole discretion. Such Base Salary shall be payable in equal installments, no less frequently than monthly, pursuant to the Company's customary payroll policies in force at the time of payment, less any required or authorized payroll deductions.

3.2 Bonuses. As an inducement to the Executive, during the Term of this Agreement and any renewal or extension period thereafter, the Executive shall be entitled to be considered for an annual Bonus, as determined by the Board of Directors in its sole discretion, payable in (i) cash and/or (ii) Company Founders Common Stock, which may include Stock Options, Restricted Stock and/or Deferred Compensation, which shall be pursuant to the terms of the Company's Executive Bonus Plan. Both the award and make-up of the Bonus shall be at the sole discretion of the Board of Directors or the Company's Compensation Committee, as authorized. The payment of any such Bonus shall be subject to, among other conditions, the Executive being employed under this Agreement at the time the Bonus is awarded and to be paid, and the availability of sufficient funds to meet the Company's working capital needs. Pursuant to the Company's Executive Bonus Plan, the metric for the Executive achieving the Bonus shall be based upon the Company actually achieving its Cash Flow Budget Projections. To that end, and for example purposes, if the Company achieves fifty (50%) percent of the budgeted projections,

then the Executive is entitled to 50% of the Bonus. This metric shall apply up to one hundred (100%) percent of the budgeted projections, for Bonus purposes. The above notwithstanding, the Parties agree and understand that the Executive shall not be entitled to said Bonus under the Executive Bonus Plan unless the Company is cash flow positive for the preceding year, for which the Bonus is based upon. Furthermore, the Parties agree that if a Bonus is earned by the Executive, but that due to Company cash flow constraints the Bonus is unable to be actually awarded and paid, then the Bonus shall be accrued and deemed owed to Executive until such time as the Company has sufficient funds to pay the earned and owed Bonus.

3.3 Compensation Plan. During the Employment Period, the Executive shall be eligible to participate in any Compensation Plan maintained by the Company, and in effect as of the Effective Date of this Agreement, or which becomes effective during the Term of this Agreement and/or any renewal or extension period thereafter.

3.4 Founders Equity / Founders Warrant Grants. Upon the execution of a formal agreement between the Company and American Development Partners (ADP), their affiliates and/or assigns to commit to develop One Hundred (100) Urgent Care Centers and Twenty-five (25) Ambulatory Surgery Centers with an aggregate notional value of Five Hundred Million Dollars ($500,000,000), the Company shall issue to the Executive Twenty-two Million (22,000,000) Founders Warrants convertible and exercisable into Class A Founders Common Stock as consideration for the introduction and execution of a formal agreement between the Company and American Development Partners (ADP), Said Founders Warrants shall not be earned nor issued until such time that the Company has executed said formal agreement with ADP and a Super 8K filing and/or go public event that lists the Company publicly. Included herein as Exhibit A is an example of the formal Founders Warrant Agreement that will be executed between the Parties.

3.5 Stock Option Plan. During the Employment Period, either the Chairman of the Board or Compensation Committee may approve and grant to Executive, stock options (the "Options") to purchase shares of Founders Common stock of the Company (the "Founders Common Stock"), pursuant to a stock option plan to be established by the Board or Compensation Committee (the "Stock Option Plan") and a stock option agreement to be entered into between the Company and the Executive (the "Stock Option Agreement"). The Options shall vest in accordance with the terms and conditions of the Stock Option Plan and Stock Option Agreement.

3.6 Equity Incentive Plan. During the Employment Period either the Chairman of the Board or the Compensation Committee shall approve and grant to the Executive, Founders Common Stock of the Company, pursuant to its equity incentive plan which shall be established by the Company (the "Equity Incentive Plan"), and a stock issuance agreement to be entered into between Company and the Executive (the "Stock Issuance Agreement").

3.7 Executive-Level Benefits. During the Employment Period, the Executive is entitled to receive benefits maintained by the Company in accordance with the Company's applicable policies and procedures for executive-level employees, if any.

3.8 Medical, Dental and Vision Insurance Plans. During the Employment Period, the Executive shall be entitled to receive insurance coverage maintained by the Company under

all Employee Medical, Dental and Vision Benefit Programs or Plans, in effect as of the Effective Date of this Agreement, or which becomes effective during the Term of this Agreement and/or any renewal or extension period thereafter.

3.8 Life and Disability Insurance Plans. During the Employment Period, the Executive shall be entitled to receive insurance coverage maintained by the Company under all employee Life and Disability Insurance Programs or Plans, in effect as of the Effective Date of this Agreement, or which becomes effective during the Term of this Agreement and/or any renewal or extension period thereafter.

3.9 Vacation Benefits. During the Employment Period, the Executive shall be entitled to receive vacation benefits in accordance with the Company's applicable policies and procedures in effect as of the Effective Date of this Agreement, or which becomes effective during the Term of this Agreement and/or any renewal or extension period thereafter. Subject to said vacation policies and procedures, the Executive shall be entitled to receive four (4) weeks of Company paid vacation, per year.

3.10 Expenses. Pursuant to the Company's customary policies in force at the time of payment, Executive shall be promptly reimbursed, against presentation of vouchers or receipts therefor, for all expenses properly and reasonably incurred by Executive on behalf of the Company in the performance of Executive's duties hereunder. Additionally, the Company agrees to pay the Executive a monthly automobile allowance of One Thousand Seven Hundred Dollars ($1,700), in recognition of time, travel.

3.11 Indemnification and D&O Insurance. The Company agrees to indemnify the Executive to the maximum extent permitted by the Company's Articles of Incorporation or Bylaws, including, providing to the Executive, if applicable, any Directors or Officers Insurance Policy, in effect as of the Effective Date, or which becomes effective during the Term of this Agreement and/or any renewal or extension period thereafter, with such indemnification of the Executive to be on terms determined by the Board, or any of its authorized Committees, but on terms no less favorable than provided to any other Company executive, officer or director, and subject further to the terms of any separate written Indemnification Agreement.

4. Termination and Forfeiture of Payments and Benefits.

4.1 Termination by Company for Cause. Executive's employment with the Company may be terminated at any time by the Company for Cause. Upon such a termination, the Company shall have no obligation to Executive pursuant to this Agreement other than the payment of Executive's earned and unpaid compensation, vested and accrued benefits under the Company's ERISA-based plans and accrued but unreimbursed expenses pursuant to Section 3.9 (collectively, the "Accrued Obligations") to the effective date of the contract.

For purposes of this Agreement, the term "Cause" shall mean any of the following:

(i) Executive's willful failure to perform his duties or Executive's bad faith in connection with the performance of his duties, following written notice from the Board, or its designee, detailing the specific acts and a thirty (30) day period of time to remedy such failure;

(ii) Executive engaging in any misconduct, negligence, act of dishonesty, violence or threat of violence that is injurious to the Company;

(iii) Executive's material breach of a written policy of the Company, which policy has been provided to Executive, or the existence of which Executive should reasonably have known, in connection with his employment, which breach is not remedied (if susceptible to remedy) following written notice by the Board, or its designee, detailing the specific breach and a thirty (30) day period of time to remedy such breach;

(iv) Any material breach by Executive of this Agreement, which breach is not remedied (if susceptible to remedy) following written notice by the Board, or its designee, detailing the specific breach and a thirty (30) day period of time to remedy such breach; or

(v) Executive's conviction of a felony or crime involving dishonesty or moral turpitude, or which reflects negatively upon the Company or impairs or impedes its operations.

4.2 Permanent Disability. If during his employment with the Company, (i) Executive becomes ill, mentally or physically disabled, or otherwise incapacitated so as to be unable regularly to perform the duties of his position for a period in excess of 90 consecutive days or more than 180 days in any consecutive 12-month period, or (ii) a qualified independent physician determines that Executive is mentally or physically disabled so as to be unable to regularly perform the duties of his position and such condition is expected to be of a permanent duration (a "Permanent Disability"), then the Company shall have the right to terminate Executive's employment with the Company upon written notice to Executive. Upon such a termination, the Company shall have no obligation to Executive other than (i) the payment of the Accrued Obligations; and (ii) all Options which have vested as of the date of termination.

4.3 Death. Executive's employment with the Company shall be deemed terminated by the Company upon the death of the Executive, and the Company shall have no obligation to the Executive or the Executive's estate other than (i) the payment of the Accrued Obligations; and (ii) all Options which have vested as of the date of death .

4.4 Termination by the Company without Cause. Executive's employment with the Company may be terminated at any time by the Company without Cause, upon the Board's approval, by a unanimous vote of the Board members in favor of such termination. In the event that Executive's employment with the Company is terminated by the Company without Cause, the Company shall have no obligation to Executive other than (subject to Executive's continued compliance with his obligations under this Agreement): (i) the payment of the Accrued Obligations (and any rights under the Stock Option Agreement that survive such termination, including the understanding that any portion of the Options that have not vested as of the date of termination, shall vest in full as of the date of such termination); and (ii) a continuation of the Executive's Base Salary (at the rate in effect at the time of such termination) for a period of time commencing on the date of termination and ending on the earlier of (a) the date that is 24 months from the date of termination ("Severance").

4.5 Termination by Executive for Good Reason.

(a) Executive's employment with the Company may be terminated at any time by Executive for Good Reason. In the event that Executive terminates his employment with the Company for Good Reason, Executive shall be entitled to the same Accrued Obligations, Option vesting, and Severance that he would have been entitled to receive under Section 4.4 as if his employment were terminated by the Company without Cause.

(b) For purposes of this Agreement, the term "Good Reason" shall mean either any material breach of this Agreement by the Company which remains in effect thirty (30) days after written notice is provided by Executive to Company detailing such condition or event of breach, or a material change in Executive's position, duties and responsibilities. The above notwithstanding, if Executive's Compensation does not decrease resulting from such material change, then such material change shall not be deemed "Good Reason" for termination purposes.

4.6 Termination by Executive without Good Reason. The Executive may voluntarily resign from his employment with the Company without Good Reason, provided that Executive shall provide the Company with thirty (30) days' advance written notice (which notice requirement may be waived, in whole or in part, by the Company in its sole discretion) of his intent to terminate. Upon such a termination, the Company shall have no obligation other than the payment of the Accrued Obligations to the effective date of such termination. Any Options which have not vested on the date of termination shall be deemed to be null and void.

4.7 Release of Claims. As a condition to receiving the payments set forth in Section 4.4 or Section 4.5 upon a termination by the Company without Cause or by Executive for Good Reason, Executive shall be required to execute and not revoke a waiver and release of claims, in a form provided by the Company.

5. Covenants.

5.1 Confidentiality.

(a) Proprietary Information. Executive understands and acknowledges that, during the course of his employment with the Company, Executive shall create and has created, as well as shall be granted and has been granted access to, certain valuable information relating to the business of the Company that provides the Company with a competitive advantage (or that which could be used to the disadvantage of the Company by a Competitive Business, as defined herein), which is not generally known by, nor easily learned or determined by, persons outside the Company (collectively referred to herein as "Proprietary Information") including, but not limited to: Developments (as defined herein), the Company's products, applications, methods, trade secrets and other intellectual property, the research, development, procedures, manuals, confidential reports, technical information, financial information, business plans, prospects of opportunities, purchasing, operating and other cost data, employee information (including, but not limited to, personnel, payroll, compensation and benefit data and plans), including all such information recorded in manuals, memoranda, projections, reports, minutes, plans, drawings, sketches, designs, formula books, data, specifications, software programs and records, whether or not legended or otherwise identified by the Company as Proprietary Information, as well as such information that is the subject of meetings and discussions and not recorded. Proprietary

Information shall not include such information that Executive can demonstrate is generally available to the public (other than as a result of a disclosure by Executive).

(b) Duty of Confidentiality. Executive agrees at all times, both during and after Executive's employment with the Company, (i) to hold all Proprietary Information in a confidential manner for the benefit of the Company, to reasonably safeguard all such Proprietary Information; and (ii) to adhere to any non-disclosure, confidentiality or other similar agreements to which Executive or the Company is or becomes a party or subject thereto. Executive also agrees that he shall not, directly or indirectly, disclose any such Proprietary Information to, or use such Proprietary Information for the benefit of, any third person or entity outside the Company, except to persons identified in writing by the Company. Executive further agrees that, in addition to enforcing this restriction, the Company may have other rights and remedies under the common law or applicable statutory laws relating to the protection of trade secrets.

(c) Investors, Other Third-Parties, and Goodwill. Executive acknowledges that all Company Investors, together with all distributors, representatives, agents, licensees and third-parties ("Other Third Parties") that the Executive interacts and works with while employed by Company, are doing business with the Company and not with the Executive, personally, and that in the course of dealing with such Investors and Other Third Parties, the Company has established goodwill with respect to each such Investor and Other Third Party that is created and maintained at the Company's expense ("Third-Party Goodwill"). Executive also acknowledges that, by virtue of his employment with the Company, he has gained or will gain knowledge of the business needs of, and other information concerning, the Investors and Other Third Parties, and that Executive will inevitably have to draw on such information if Executive solicits or provides services to any Investor or Other Third Parties on his own behalf or on behalf of a Competitive Business. For purposes of this Agreement, "Competitive Business" shall mean any enterprise engaged in the medical device business that is substantially similar to that which the Company is engaged, or plans to be engaged, so long as Executive is directly involved in such business or planned business on behalf of the Company.

(d) Nondisparagement. The Executive agrees that at no time during his employment by the Company or thereafter, shall he make, or cause or assist any other person to make, any statement or other communication to any third party which impugns or attacks, or is otherwise critical of, the reputation, business or character of the Company or any of its respective directors, officers or employees.

5.2 Restrictions on Solicitation. Executive shall not, directly or indirectly, without the prior written consent and approval of the Company, (i) interfere with or attempt to interfere with the relationship between any person who is, or was during the then most recent three (3) month period, an employee, agent, representative or independent contractor of the Company, or solicit, induce or attempt to solicit or induce any of them to leave the employ or service of the Company or to violate the terms of their respective contracts, agreements or any employment arrangements with the Company; or (ii) induce or attempt to induce any customer, client, supplier, distributor, licensee or other business relation of the Company to cease doing business with the Company, or in any way interfere with the contract or relationship between the Company and any customer, client, supplier, distributor, licensee or other business relation of the Company. As used herein, the term "indirectly" shall include, without limitation, Executive's permitting the use of

Executive's name by any Competitive Business to induce or interfere with any employee or business relationship of the Company.

5.3 Restrictions on Executive's Competitive Employment. In order to protect the Company's Proprietary Information and Third-Party Goodwill, Executive acknowledges and agrees that in the event this Agreement is terminated for any reason, then, from the date of such termination, or from the last date upon which Severance is paid to Executive, whichever is later, and for a period of one (1) year thereafter, the Executive shall not, without the Company's express written consent, directly or indirectly, own, control, manage, operate, participate in, be employed by, permit the use of his name with, or act for or on behalf of, any Competitive Business which competes directly with the Company and its medical devices and products. The Executive agrees that the restriction on competitive employment contemplated herein is necessary and reasonable in order to protect the Company in the conduct of its business.

5.4 Assignment of Developments.

(a) Executive acknowledges and agrees that all developments, including, without limitation, the creation of new products, devices, inventions, discoveries, concepts, ideas, improvements, patents, trademarks, trade names, trade dress, service marks, copyrights, domain names, trade secrets, designs, works, reports, computer software or systems, flow charts, diagrams, procedures, data, documentation, and writings and applications thereof, including all results and proceeds of the foregoing, relating to the Business or future business of the Company that Executive, alone or jointly with others, has discovered, suggested, conceived, created, made, developed, reduced to practice, or acquired during Executive's employment with or as a result of Executive's employment with the Company (collectively, "Developments") are being prepared by Executive as an employee of the Company within the scope of Executive's employment and shall be considered as "works made for hire" and shall remain the sole and exclusive property of the Company, free of any reserved or other rights of any kind on Executive's part. If and to the extent the fact that the Developments are works made for hire is not effective to place ownership of the Developments and all rights therein to the Company, then Executive hereby solely, exclusively and irrevocably assigns and transfers to the Company any and all of his right, title and interest in and to the Developments. Executive agrees to disclose to the Company promptly and fully all future Developments and, at any time upon request and at the expense of the Company, to execute, acknowledge and deliver to the Company all instruments that the Company shall prepare and to take any and all other actions that are necessary or desirable, in the reasonable opinion of the Company, to evidence or effectuate all or any of the Company's rights hereunder, including executing and delivering patent, trademark or copyright applications and instruments of assignment to the Company and enabling the Company to file instruments of assignment for, to file and prosecute applications for, and to acquire, maintain, and enforce, all patents, trademarks or copyrights covering the Developments in all countries in which the same are deemed necessary by the Company. All data, memoranda, notes, lists, drawings, records, files, investor and client/customer lists, supplier lists, and other documentation (and all copies thereof) made or compiled by Executive or made available to Executive concerning the Developments or otherwise concerning the past, present, or planned business of the Company are the property of the Company, and shall be delivered to the Company immediately upon the termination of Executive's employment with the Company.

(b) If any patent, trademark or copyright application is filed by Executive or on Executive's behalf during Executive's employment with the Company or within one (1) year after Executive's leaving the Company's employ, describing a Development within the scope of Executive's work for the Company or which otherwise relates to a portion of the business of the Company, of which the Executive had knowledge during Executive's employment with the Company, it is to be conclusively presumed that the Development was conceived by Executive during the period of such employment.

5.5 Remedies. Executive acknowledges that the Company has a compelling business interest in preventing unfair competition stemming from the intentional or inadvertent use or disclosure of the Company's Proprietary Information. Executive further acknowledges and agrees that damages for a breach or threatened breach of any of the covenants set forth in this Section 5 will be difficult to determine and will not afford a full and adequate remedy, and therefore agrees that the Company, in addition to seeking actual damages in connection therewith and the termination of the Company's obligations in Section 4.4 and Section 4.5, may seek specific enforcement of any such covenant in any court of competent jurisdiction, including, without limitation, by the issuance of a temporary or permanent injunction without the necessity of showing any actual damages or posting any bond or furnishing any other security, and that the specific enforcement of the provisions of this Agreement will not diminish Executive's ability to earn a livelihood or create or impose upon Executive any undue hardship. Executive also agrees that any request for such relief by the Company shall be in addition to, and without prejudice to, any claim for monetary damages that the Company may elect to assert.

5.6 Rights to Materials and Return of Materials. All papers, files, notes, correspondence, lists, software, software code, memoranda, e-mails, price lists, plans, sketches, documents, reports, records, data, research, proposals, specifications, technical information, models, flow charts, schematics, tapes, printouts, designs, graphics, drawings, photographs, abstracts, summaries, charts, graphs, notebooks, investor lists, customer/client lists, information on the use, development and integration of software, information relating to the research, development, preparation, maintenance and sale of the EKG Glove or any other such Company created medical device, and all other compilations of information, regardless of how such information may be recorded and whether in printed form or on a computer or magnetic disk or in any other medium (together with all copies of such documents and things) relating to the Business of the Company or containing Proprietary Information and/or Developments, which Executive shall use or prepare or come in contact with in the course of, or as a result of, Executive's employment by the Company shall, as between the parties to this Agreement, remain the sole property of the Company. Laptop computers, other computers, software and related data, information and other property provided to Executive by the Company or obtained by Executive, directly or indirectly, from the Company, also shall remain the sole property of the Company. Upon the termination of Executive's employment or upon the prior demand of the Company, Executive shall immediately return all such materials and things to the Company and shall not retain any copies or remove or participate in removing any such materials or things from the premises of the Company after termination or the Company's request for return.

6. Notices. Any notice or communication given by either Party hereto to the other shall be in writing and personally delivered or mailed by registered or certified mail, return receipt requested, postage prepaid, to the following addresses:

If to the Company:	Healthcare Solutions Holdings, Inc. 1409 S Lamar Suite #237 Dallas, TX 75215 Attention: Chairman
With a copy to:	Lucosky Brookman LLP 101 Wood Avenue South, 5th Floor Woodbridge, New Jersey 08830 Attn: Scott E. Linsky Facsimile: (732) 396-4401
If to Executive:	Jonathan Loutzenhiser 1409 S Lamar Apartment 237 Dallas, TX 75215

Any notice shall be deemed given when actually delivered to such address, or two days after such notice has been mailed or sent by Federal Express, whichever comes earliest. Any person entitled to receive notice may designate in writing, by notice to the other, such other address to which notices to such person shall thereafter be sent.

7. Miscellaneous.

7.1 Representations and Covenants. In order to induce the Company to enter into this Agreement, the Executive makes the following representations and covenants to the Company and acknowledges that Company is relying upon such representations and covenants:

(a) No agreements or obligations exist to which the Executive is a party or otherwise bound, in writing or otherwise, that in any way interfere with, impede or preclude him from fulfilling any and all of the terms and conditions of this Agreement.

(b) Executive, during his employment, shall use his best efforts to disclose to the Board, in writing, or by other effective method, any bona fide information known by him, which he reasonably believes is not known to the Board, and which he reasonably believes would have any material negative impact on the Company.

7.2 Entire Agreement. This Agreement contains the entire understanding of the Parties with respect to the subject matter contained herein and supersedes the effectiveness all other prior agreements and understandings between the Parties or between Executive and the Company with respect to such subject matter.

7.3 Amendment; Waiver. The Parties agree that this Agreement may not be amended, supplemented, canceled or discharged, except by written instrument executed by the Party against whom enforcement is sought. No failure to exercise, and no delay in exercising, any

right, power or privilege hereunder shall operate as a waiver thereof. No waiver of any breach of any provision of this Agreement shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision.

7.4 Binding Effect; Assignment. The rights and obligations of this Agreement shall bind and inure to the benefit of any successor of the Company by reorganization, merger or consolidation, or any assignee of all or substantially all of the Company's business. Executive's rights or obligations under this Agreement may not be assigned by Executive.

7.5 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

7.6 Governing Law; Jurisdiction; Interpretation. This Agreement shall be construed in accordance with and governed for all purposes, by the laws and public policy of the State of Texas, except as it pertains to conflict of laws principles. Jurisdiction and venue shall be conferred upon the state and federal courts located in the State of Texas.

7.7 Further Assurances. Each of the Parties agree to execute, acknowledge, deliver and perform, and cause to be executed, acknowledged, delivered and performed, at any time, and from time to time, as the case may be, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably necessary to carry out the provisions or intent of this Agreement.

7.8 Severability. The Parties have carefully reviewed the provisions of this Agreement and agree that they are fair and equitable. However, in light of the possibility of differing interpretations of law and changes in circumstances, the Parties further agree that if any one or more of the provisions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the provisions of this Agreement shall, to the extent permitted by law, remain in full force and effect and shall in no way be affected, impaired or invalidated. Moreover, if any of the provisions contained in this Agreement are determined by a court of competent jurisdiction to be excessively broad as to duration, activity or subject, it shall be construed, by limiting or reducing it to the extent legally permitted, so as to be enforceable to the maximum extent compatible with then applicable law.

7.9 Withholding Taxes. All payments hereunder shall be subject to any and all applicable federal, state, local and foreign withholding taxes.

7.10 Compliance with Section 409A. Notwithstanding anything herein to the contrary, (i) if at the time of Executive's termination of employment with the Company the Executive is a "specified employee" as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company shall defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six months following Executive's termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code) and (ii) if any other payments of

money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Board, that does not cause such an accelerated or additional tax while, to the extent possible, preserving the overall economic benefit to the Employee of such payments or benefits. The Company shall consult with Executive in good faith regarding the implementation of the provisions of this Section 7.10; provided that neither the Company nor any of its officers, directors, shareholders, employees, agents or representatives shall have any liability to the Executive with respect thereto.

7.11 Survival. Notwithstanding the termination of the Employee's employment hereunder, the terms, conditions and provisions contained herein shall survive such termination.

7.12 Counterparts. The Parties agree that this Agreement may be signed in two (2) or more counterparts, each of which shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the Parties hereto have executed, or have caused to have executed, this Agreement as of the day and year first above written.

Healthcare Solutions Holdings, Inc.

By:______________________________

Name: Justin Smith

Title: Chairman of Board

EXECUTIVE

____

Jonathan Loutzenhiser, an individual

EXHIBIT A

FOUNDERS WARRANT AGREEMENT

NEITHER THIS SECURITY NOR THE SECURITIES FOR WHICH THIS SECURITY IS EXERCISABLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. THIS SECURITY AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY SUCH SECURITIES.

FOUNDERS COMMON STOCK PURCHASE FOUNDERS WARRANT

Company Name: Healthcare Solutions Holdings, Inc.

Founders Warrant Shares: [22,000,000] **Issue Date: September 1, 2018**

THIS FOUNDERS COMMON STOCK PURCHASE WARRANT (the "Warrant") certifies that, for value received, Jonathan Loutzenhiser (the "Holder") is entitled, upon the terms and subject to the limitations on exercise and the conditions hereinafter set forth, at any time on or after the Issue Date as set forth above (the "Issue Date") and on or prior to 5:00 p.m. (New York City time) on August 31, 2023 (the "Termination Date") but not thereafter, to subscribe for and purchase from Healthcare Solutions Holdings, Inc., a Delaware corporation (the "Company"), up to the number of shares set forth above (as subject to adjustment hereunder, the "Warrant Shares") of Founders Common stock, par value $0.001 per share, of the Company (the "Founders Common Stock"). The purchase price of one share of Founders Common Stock under this Founders Warrant shall be equal to the Exercise Price, as defined in Section 1(b), subject to adjustment as set forth herein.

Section 1. Exercise.

(a) Exercise of Founders Warrant. Exercise of the purchase rights represented by this Founders Warrant may be made, in whole or in part, at any time or times on or after the Issue Date and on or before the Termination Date by delivery to the Company of a duly executed facsimile copy or PDF copy submitted by e-mail with return receipt requested (or e-mail attachment to an e-mail with return receipt requested) of the Notice of Exercise in the form annexed hereto (the "Notice of Exercise"). On the date of exercise as aforesaid, the Holder shall deliver to the Company the aggregate Exercise Price for the shares specified in the applicable Notice of

Exercise by wire transfer or cashier's check drawn on a United States bank. No ink-original Notice of Exercise shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Exercise be required. Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Founders Warrant to the Company until the Holder has exercised the rights to purchase all of the Founders Warrant Shares available hereunder and the Founders Warrant has been exercised in full, in which case, the Holder shall surrender this Founders Warrant to the Company for cancellation together with the final Notice of Exercise as delivered to the Company. Partial exercises of this Founders Warrant resulting in purchases of a portion of the total number of Founders Warrant Shares available hereunder shall have the effect of lowering the outstanding number of Founders Warrant Shares purchasable hereunder in an amount equal to the applicable number of Founders Warrant Shares purchased. The Holder and the Company shall maintain records showing the number of Founders Warrant Shares purchased and the date of such purchases, and the records of the Company shall be deemed controlling in the absence of manifest error. The Company shall deliver any objection to any Notice of Exercise within one (1) Business Day of receipt of such notice. The Holder acknowledges and agrees that, by reason of the provisions of this Section 1(a), following the purchase of a portion of the Founders Warrant Shares hereunder, the number of Founders Warrant Shares available for purchase hereunder at any given time may be less than the amount stated on the face hereof.

(b) Exercise Price. The exercise price per share of Founders Common Stock under this Founders Warrant shall be $0.001, subject to adjustment hereunder (the "Exercise Price").

(c) Mechanics of Exercise.

(i) Delivery of Founders Warrant Shares Upon Exercise. The Company shall issue the Founders Warrants Shares purchased hereunder in book entry format in the books and records of the Company. The Founders Warrant Shares shall not be certificated.

(ii) Delivery of New Founders Warrants Upon Partial Exercise. If this Founders Warrant shall have been exercised in part, the Company shall, at the request of a Holder and upon surrender of this Founders Warrant certificate, at the time of delivery of the Founders Warrant Shares, deliver to the Holder a new Founders Warrant evidencing the rights of the Holder to purchase the unpurchased Founders Warrant Shares called for by this Founders Warrant, which new Founders Warrant shall in all other respects be identical with this Founders Warrant.

(iii) No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Founders Warrant. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such exercise, the Company shall, at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Exercise Price or round up to the next whole share.

(iv) Charges, Taxes and Expenses. Issuance of Founders Warrant Shares shall be made without charge to the Holder for any issue or transfer tax or other incidental expense of the Company in respect of the issuance of such Founders Warrant Shares, all of which taxes and Company expenses shall be paid by the Company, and such Founders Warrant Shares shall be issued in the name of the Holder or in such name or names as may be directed by the Holder; provided, however, that, in the event that Founders Warrant Shares are to be issued in a name other than the name of the Holder, this Founders Warrant when surrendered for exercise shall be accompanied by the Assignment Form attached hereto duly executed by the Holder and the Company may require, as a condition thereto, the payment of a sum sufficient to reimburse it for any transfer tax incidental thereto. The Company shall pay all Transfer Agent fees required for same-day processing of any Notice of Exercise and all fees to the Depository Trust Company (or another established clearing corporation performing similar functions) required for same-day electronic delivery of the Founders Warrant Shares.

Section 2. Certain Adjustments.

(a) Stock Splits. If any time while this Founders Warrant is outstanding, the Company effects a forward split or reverse split of the Founders Common Stock, the number of Founders Warrant Shares shall be appropriately adjusted, with any partial resulting Founders Warrant Share being rounded up to the next nearest whole number and the Exercise Price shall be proportionately adjusted such that the aggregate Exercise Price payable hereunder shall remain unchanged. By way of example and not limitation, (i) in the event that the Company effects a two-for-one forward split of the Founders Common Stock, wherein each issued and outstanding share of Founders Common Stock is converted into two shares of Founders Common Stock, the number of Founders Warrant Shares shall be doubled to and the Exercise Price shall be reduced by 50% to $____________; and (ii) in the event that the Company effects a one-for-two reverse split of the Founders Common Stock, wherein each two issued and outstanding shares of Founders Common Stock are converted into one share of Founders Common Stock, the number of Founders Warrant Shares shall be reduced by 50% and the Exercise Price shall be increased by 100% to $____________.

(b) Fundamental Transaction. If, at any time while this Founders Warrant is outstanding, (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another Person, (ii) the Company (and all of its Subsidiaries, taken as a whole), directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Founders Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Founders Common Stock, (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Founders Common Stock or any compulsory share exchange pursuant to which the Founders Common Stock

is effectively converted into or exchanged for other securities, cash or property, or (v) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off, merger or scheme of arrangement) with another Person or group of Persons whereby such other Person or group acquires more than 50% of the outstanding shares of Founders Common Stock (not including any shares of Founders Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) (each a "Fundamental Transaction"), then, upon any subsequent exercise of this Founders Warrant, the Holder shall have the right to receive, for each Founders Warrant Share that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction, the number of shares of Founders Common Stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the "Alternate Consideration") receivable as a result of such Fundamental Transaction by a holder of the number of shares of Founders Common Stock for which this Founders Warrant is exercisable immediately prior to such Fundamental Transaction (without regard to any limitation in section ___________ on the exercise of this Founders Warrant). For purposes of any such exercise, the determination of the Exercise Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Founders Common Stock in such Fundamental Transaction, and the Company shall apportion the Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Founders Common Stock are given any choice as to the securities, cash, or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Founders Warrant following such Fundamental Transaction. The Company shall cause any successor entity in a Fundamental Transaction in which the Company is not the survivor (the "Successor Entity") to assume in writing all of the obligations of the Company under this Founders Warrant in accordance with the provisions of this Section 2(b) pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the Holder, deliver to the Holder in exchange for this Founders Warrant a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Founders Warrant which is exercisable for a corresponding number of shares of capital stock of such Successor Entity equivalent to the shares of Founders Common Stock acquirable and receivable upon exercise of this Founders Warrant (without regard to any limitations on the exercise of this Founders Warrant) prior to such Fundamental Transaction, and with an exercise price which applies the exercise price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Founders Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such exercise price being for the purpose of protecting the economic value of this Founders Warrant immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Holder. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Founders Warrant referring to the "Company" shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this

Founders Warrant with the same effect as if such Successor Entity had been named as the Company herein.

(c) Calculations. All calculations under this Section 2 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 2, the number of shares of Founders Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Founders Common Stock (excluding treasury shares, if any) issued and outstanding.

(d) Notice to Holder of Adjustment to Exercise Price. Whenever the Exercise Price is adjusted pursuant to any provision of this Section 2, the Company shall promptly deliver to the Holder by facsimile or email a notice setting forth the Exercise Price after such adjustment and any resulting adjustment to the number of Founders Warrant Shares and setting forth a brief statement of the facts requiring such adjustment.

(e) Voluntary Adjustment by Company. Subject to the rules and regulations of the Trading Market, the Company may at any time during the term of this Founders Warrant, subject to the prior written consent of the Holder, reduce the then-current Exercise Price to any amount and for any period of time deemed appropriate by the board of directors of the Company.

Section 3. No Transfer of Founders Warrant. This Founders Warrant may not be transferred by the Holder to any other person or entity without the prior written approval of the Company, to be given or withheld in the sole discretion of the Company, and any such attempted transfer in violation of such limitation shall be null and void and of no force or effect.

Section 4. Miscellaneous.

(a) No Rights as Stockholder Until Exercise; No Settlement in Cash. This Founders Warrant does not entitle the Holder to any voting rights, dividends or other rights as a stockholder of the Company prior to the exercise hereof as set forth in Section 1(c)(i), except as expressly set forth in Section 2. Without limiting any rights of a Holder to receive cash payments pursuant to Section 1(c)(iii), in no event shall the Company be required to net cash settle an exercise of this Founders Warrant.

(b) Loss, Theft, Destruction or Mutilation of Founders Warrant. The Company covenants that upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Founders Warrant or any stock certificate relating to the Founders Warrant Shares, and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it (which, in the case of the Founders Warrant, shall not include the posting of any bond), and upon surrender and cancellation of such Founders Warrant or stock certificate, if mutilated, the Company will make and deliver a new Founders Warrant or stock certificate of like tenor and dated as of such cancellation, in lieu of such Founders Warrant or stock certificate.

(c) Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then such action may be taken or such right may be exercised on the next succeeding Business Day.

(d) Notices. Any notice or other communications required or permitted hereunder shall be in writing and shall be delivered to:

If to the Holder:

Notice Contact: ____________

If to the Company:

Notice Contact: ____________

(e) Attorneys' Fees. In the event that either Party institutes any action or suit to enforce this Founders Warrant or to secure relief from any default hereunder or breach hereof, the prevailing Party shall be reimbursed by the losing Party for all costs, including reasonable attorney's fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

(f) Amendments; No Waivers; No Third-Party Beneficiaries.

(i) Other than as specifically set forth herein, this Founders Warrant may be amended, modified, superseded, terminated, or cancelled, and any of the terms, covenants, representations, warranties, or conditions hereof may be waived, only by a written instrument executed by the Parties.

(ii) Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any Party of the performance of any obligation by another Party shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing.

(iii) Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any Party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a Party waives or otherwise affects any obligation of that Party or impairs any right of the Party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Founders Warrant. No exercise of any right or remedy with respect to a breach of this Founders Warrant shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved Party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

(g) No Consequential or Punitive Damages. Notwithstanding anything else contained herein, no Party shall seek, nor shall any Party be liable for, consequential, punitive, or

exemplary damages, under any tort, contract, equity, or other legal theory, with respect to any breach (or alleged breach) of this Founders Warrant or any provision hereof or any matter otherwise relating hereto or arising in connection herewith, other than for any punitive damages actually ordered by a Governmental Authority and thereafter finally paid.

(h) Expenses. Unless otherwise contemplated or stipulated by this Founders Warrant, all costs and expenses incurred in connection with this Founders Warrant shall be paid by the Party incurring such cost or expense.

(i) Successors and Assigns; Benefit. The provisions of this Founders Warrant shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Other than as specifically set forth herein, nothing in this Founders Warrant, expressed or implied, shall confer on any person or entity other than the Parties, and their respective successors and assigns, any rights, remedies, obligations, or liabilities under or by reason of this Founders Warrant.

(j) Governing Law; Etc. This Founders Warrant, and all matters based upon, arising out of, or relating in any way to the transactions contemplated herein, as well as the interpretation, construction, performance, and enforcement of this Founders Warrant, shall be governed by the laws of the United States and the State of Texas, without regard to any jurisdiction's conflict-of-laws principles.

(k) Specific Performance. Each Party agrees that irreparable damage would occur if any provision of this Founders Warrant were not performed in accordance with the terms hereof and that each Party shall be entitled to seek specific performance of the terms hereof in addition to any other remedy at law or in equity.

(l) Severability. If any provision of this Founders Warrant is invalid, illegal, or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Founders Warrant shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner adverse to any Party. Upon such determination that any provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Founders Warrant so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

(m) Entire Agreement. This Founders Warrant constitutes the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the Parties with respect to the subject matter hereof and thereof.

(n) Arm's Length Bargaining; No Presumption Against Drafter. This Founders Warrant has been negotiated at arm's-length by parties of equal bargaining strength, each represented by counsel or having had but declined the opportunity to be represented by counsel and having participated in the drafting of this Founders Warrant. No presumption in favor of or against any Party in the construction or interpretation of this Founders Warrant or any provision hereof or thereof shall be made based upon which person or entity might have drafted this Founders

Warrant or such provision.

(o) Counterparts. This Founders Warrant may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that each Party need not sign the same counterpart. A facsimile copy or electronic transmission of a signature page shall be deemed to be an original signature page.

(p) Currency. All dollar amounts are in U.S. dollars.

[Signature page follows]

IN WITNESS WHEREOF, the Company has caused this Founders Warrant to be executed by its officer thereunto duly authorized as of the Issue Date.

Healthcare Solutions Holdings, Inc.

By: ______________________
Name: ____________________
Title: ____________________

Agreed and accepted:

Holder Name: Jonathan Loutzenhiser

By: ______________________

Name: ____________________

Title: ____________________